Exhibit 10.5

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT is made as of the 13th day of August, 2014 (the “Effective Date”) by and between AVENUE FINANCIAL HOLDINGS. INC., a Tennessee corporation (the “Employer”), and E. ANDREW MOATS, a resident of the State of Tennessee (the “Executive”).

RECITALS:

WHEREAS, the Employer and the Executive previously entered into an Employment Agreement; and

WHEREAS, the Employer and the Executive now wish to amend and restate the Employment Agreement in its entirety with the terms set forth herein; and

WHEREAS, the Employer desires to continue the employment of the Executive as its Executive Vice President and Chief Credit Officer pursuant to the terms of this Agreement (the “Employment Agreement”) and the Employee desires to continue to be so employed;

NOW, THEREFORE, in consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1 “Affiliate” shall mean any business entity which controls the Employer, is controlled by or is under common control with the Employer.

1.2 “Agreement” shall mean this agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this agreement.

1.3 “Business of the Employer” shall mean any business conducted by the Employer or any subsidiary of the Employer, including the business of commercial banking and the delivery of services and products related thereto.

1.4 “Cause” shall mean:

1.4.1 With respect to termination by the Employer:

(a) conduct by the Executive that amounts to fraud, material dishonesty, gross negligence or willful misconduct in the performance of Executive’s duties hereunder;

(b) the conviction (from which no appeal may be, or is, timely taken) of the Executive of a felony;

(c) the initiation and the continuation without dismissal for six (6) months of suspension or removal proceedings against the Executive by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; provided that such termination is approved by a two-thirds (2/3rds) vote of the Board of Directors (with Executive not voting, if the Executive is a member of the Board of Directors);

(d) violation of federal or state banking laws or regulations which is reasonably likely to have a material adverse effect on the Executive or the Employer;

(e) willful violation of any code of conduct or standards of ethics applicable to employees of the Employer that results in material and demonstrable damage to the business or reputation of the Employer; or

(f) refusal to perform a duly authorized and lawful directive of the Employer’s Board of Directors;

provided, however, that with respect to the condition described in item (e) of the foregoing, no determination of Cause shall be made by the Board of Directors on such basis unless the Board of Directors has provided written notice to the Executive of the existence of such condition and the Executive has been granted a reasonable opportunity to appear before the Board of Directors in order to respond to such determination and the Executive fails to cure such condition within thirty (30) calendar days following receipt of notice.

1.4.2 With respect to termination by the Executive:

(a) a material change or diminution in the compensation, benefits, authority, powers, responsibilities, title or duties of the Executive hereunder;

(b) a material breach of the terms of this Agreement by the Employer, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Executive; or

(c) the relocation of the Executive’s principal place of work to a location more than twenty five (25) miles from the county limits of Davidson County, Tennessee.

1.5 “Change of Control” means any one of the following events which occurs on or after the Effective Date:

(a) the acquisition by any “person” or “group” (as defined in, or pursuant to, Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of “beneficial ownership” (as defined in Rule 13d- 2 under the Exchange Act) of voting securities of the Employer, if, after the transaction, the acquiring “person” or “group” beneficially owns twenty-five percent (25%) or more of any class of voting securities of the Employer;

(b) within any twelve (12)-month period (beginning on or after the Effective Date) the persons who were directors of the Employer immediately before the beginning of such twelve (12)-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the beginning of such twelve (12)-month period shall be deemed to be an Incumbent Director if that director were elected to such Board of Directors by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c) a reorganization, merger, share exchange combination, or consolidation, with respect to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger, share exchange combination, or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company’s then outstanding voting securities; or

(d) the sale, transfer or assignment of all or substantially all of the assets of the Employer or its subsidiaries to any third party.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7 “Confidential Information” means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8 “Disability” shall mean the inability of the Executive to perform each of Executive’s material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

1.9 “Employer Information” means Confidential Information and Trade Secrets.

1.10 “Release” means the release agreement in the form attached hereto as Appendix A, as amended from time to time by the Employer to reflect updates or amendments to the statutes, laws, rules and regulations set forth therein or the adoption of other similar such stature, laws, rules or regulations customarily included in such release agreements.

1.11 “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Duties.

2.1 Position. The Executive is employed as the Executive Vice President and Chief Credit Officer of the Employer and, subject to the direction of the Board of Directors of the Employer or its designee(s), shall perform and discharge well and faithfully the duties commensurate with the position of Executive Vice President and Chief Credit Officer or as may be assigned to him from time to time by the Board of Directors of the Employer in connection with the conduct of its business. The Executive shall also serve as Executive Vice President and Chief Credit Officer of Avenue Bank, a wholly-owned subsidiary of Employer (“Bank”).

2.2 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

(a) devote substantially all of Executive’s time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully perform such duties;

(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to Executive by the Board of Directors of the Employer; and

(c) timely prepare and forward to the Board of Directors of the Employer all reports and accountings as may reasonably be requested of the Executive.

2.3 Permitted Activities. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

(a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

(b) purchasing securities in any corporation, the securities of which are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

(c) participating in charitable, civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching, and with the prior approval of the Board of Directors of the Employer, serve on boards of directors and/or advisory boards of for-profit entities.

2.4 Indemnification. For service as an officer and employee of the Employer, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Charter and bylaws of the Employer, as they may be amended from time to time. For service as an officer and employee of the Bank, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Charter and bylaws of the Bank, as they may be amended from time to time. The Employer agrees that Executive shall be covered as an insured person under the Employer’s Directors’ and Officers’ Errors and Omission Insurance during his or her employment hereunder.

3. Term and Termination.

3.1 Term. The Employer agrees to employ the Executive as an “at will” employee, and the Executive agrees to continue employment hereunder, until termination of this Agreement by either party, with or without cause, pursuant to Section 3.2 (the “Term”).

3.2 Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

(a) For Cause, subject to approval by a two-thirds (2/3rds) vote of the Employer’s Board of Directors (excluding the vote, if any, of the Executive) and upon written notice to the Executive pursuant to Section 1.4.1 hereof, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination;

(b) Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate (during which period the Employer may exclude Executive from performing any services or having any responsibilities), in which event the Employer shall be required to continue to meet its obligations to the Executive for payment of Base Salary under Section 4.1 and, to the extent permitted by applicable law and the Employer’s insurance program, benefits listed under Section 4.8(b), for a period of twenty three (23) months (or thirty five (35) months if the Employer elects a three (3) year noncompete period pursuant to Section 6 hereof) plus any annual bonus under Section 4.2 to the extent such bonus has been declared by the Employer and earned at the time of termination; provided, however, that Executive’s right to receive the payments set forth herein shall be contingent upon Executive’s executing and complying with the terms of the Release and the other terms and provisions set forth in this Agreement, including Sections 5 and 6; or

(c) Upon the Disability of the Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, the Employer shall be required to continue to meet its obligation to the Executive for payment of Base Salary under Section 4.1 at the rate in effect on the effective date of termination for six (6) months following the effective date of termination or until the Executive begins receiving payments under the Employer’s long-term disability policy, whichever occurs first; or

(d) In the event that the primary regulator for the Employer raises an objection to the Executive’s service as Executive Vice President and Chief Credit Officer of the Employer pursuant to which the regulator requires the Executive’s removal from his position as Executive Vice President and Chief Credit Officer, in which event the Employer shall have no further obligation to the Executive except for payment of any

Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.2.2 By the Executive:

(a) For Cause, upon written notice to the Employer pursuant to Section 1.4.2 hereof, in which event the Employer shall be required to continue to meet its obligations to the Executive for payment of Base Salary under Section 4.1 for a period of twenty three (23) months and, to the extent permitted by applicable law and the Employer’s insurance program, benefits listed in section 4.8(b) for a period of twenty four (24) months (or thirty six (36) months if the Employer elects a three (3) year noncompete period pursuant to Section 6 hereof) plus any annual bonus under Section 4.2 to the extent such bonus has been declared by the Employee and earned at the time of termination; provided, however, that Executive’s right to receive the payments set forth herein shall be contingent upon Executive’s executing and complying with the terms of the Release and the other terms and provisions set forth in this Agreement, including Sections 5 and 6; or

(b) Without Cause, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of Executive’s intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.2.3 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive’s estate except for payment of any Base Salary due and owing under Section 4.1 on the effective date of termination and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

3.3 Change of Control. If, within eighteen (18) months following a Change of Control, the Executive terminates his employment with the Employer for Cause or the Employer terminates the Executive’s employment without Cause, the Executive, or in the event of his subsequent death, his designated beneficiaries or his estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims under Sections 3.2.1(b)

or 3.2.2(a), a lump sum severance payment equal to the sum of the remaining Base Salary that would have been payable to Executive for a period of thirty five (35) months plus, to the extent permitted by applicable law and the Employer’s insurance program, the total amount of benefits listed under Section 4.8(b) for a period of thirty five (35) months plus any annual bonus under Section 4.2 to the extent such bonus has been declared by the Employer and earned at the time of termination, such sum to be paid in full on the last day of the month following the date of termination. If the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Employer or in the ownership of a substantial portion of the assets of the employer (the “Aggregate Severance”) would result in a “parachute payment,” as defined under Section 280G(b)(2) of the Code (a “Parachute Payment”), the Executive shall receive (a) the Aggregate Severance, unless (b) (i) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any excise taxes payable by the Executive under Section 4999 of the Code that would be payable by the Executive (“Excise Taxes”)) if he were to receive the Aggregate Severance has a lesser aggregate value than (ii) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if he were to receive the Aggregate Severance, reduced to the largest amount as would result in no portion of the Aggregate Severance being subject to any Excise Taxes (the “Reduced Aggregate Severance”). If clause (b) above in this Section 3.3 applies, the Executive shall receive the Reduced Aggregate Severance. If the Aggregate Severance is to be reduced pursuant to clause (b), the Executive shall be entitled to determine which of those payments and benefits to reduce and the relative portion of each of them to be reduced. Notwithstanding any provision of this Agreement, if the Executive may exercise his right to terminate employment under this Section 3.3 or under Section 3.2.2(a), the Executive may choose which provision shall be applicable. Notwithstanding any provision in this Agreement, if following a Change of Control the Employer terminates the Executive without Cause, the Executive may choose whether Section 3.3 or Section 3.2.1(b) shall be applicable.

3.4 Effect of Termination. Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligation to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amounts set forth in Section 3.2. Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to this Section 3.4 or any other provision herein unless the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) are satisfied,

3.4 Regulatory Action.

(a) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act (“FDIA”) (12

U.S.C. 1818(e)(4) and (g)(l)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Base Salary due and owing under Section 4.1 on the effective date of said order, and reimbursement under Section 4.6 of expenses incurred as of the effective date of termination.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(l) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(l)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If the Employer is in default (as defined in Section 3(x)(l) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Employer (i) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Employer when the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

4. Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1 Base Salary. Beginning as of the Effective Date, the Executive shall be compensated at a base rate of $200,000.00 per year (the “Base Salary”). The Executive’s Base Salary shall be reviewed by the Board of Directors of the Employer at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Employer based on the evaluation of the Executive’s performance by the Board of Directors. Base Salary shall be payable in accordance with the Employer’s normal payroll practices. If the Executive serves on the Board of Directors of the Employer, the Executive shall be entitled to any normal compensation paid to other members of the Board who are also officers of the Employer, and such amount shall be in addition to Base Salary.

4.2 Incentive Compensation. Executive shall be entitled to an annual bonus of up to 100% of Base Salary, all determined in the discretion of the Board of Directors of the Employer.

4.3 Equity Compensation. The Executive shall be eligible to participate in any stock option, restricted stock or other equity incentive program as may be established by the Employer for the benefit of its employees, in the amount as determined from time to time by the Board of Directors:

4.4 Health Insurance. The Executive shall be entitled to such health insurance benefits as the Employer may make available from time to time to other employees of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with, and subject to, the Employer’s standard policies and procedures, as they may change from time to time, including, without limitation, eligibility restrictions.

4.5 Business Expenses; Memberships. The Employer shall pay directly or reimburse the Executive for:

(a) reasonable and necessary business (including travel) expenses incurred by Executive in the performance of Executive’s duties hereunder, consistent with the policy of the Employer; and

(b) the reasonable dues and business related expenditures associated with membership in professional associations which are commensurate with Executive’s position;

provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. The Employer makes no representation to the Executive regarding the taxability or nontaxability of any reimbursements provided pursuant to this Section.

4.6 Vacation. The Executive shall be entitled to six (6) weeks of vacation on a non-cumulative basis in each calendar year during the Term, during which the Executive’s compensation shall be paid in full.

4.7 Benefits.

(a)	In addition to the benefits specifically described in this Agreement, during the Term, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

(b)	After early termination of the Agreement under the circumstances set forth in Sections 3.2.1(b), 3.2.1(d) or 3.2.2(a), Employer shall reimburse the Executive for the cost of COBRA health insurance coverage or other coverage obtained after expiration of COBRA benefits (subject to a maximum equal to the cost of continuing coverage under COBRA) for the Executive only for the period of time after termination as set forth in such section; provided, however, that if the Executive becomes eligible under another group plan during such period, the Employer shall only be responsible for any out-of-pocket expense the Executive incurs with respect to such coverage for himself.

4.8 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5. Employer Information.

5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Executive. The Executive agrees:

(a) to hold Employer Information in strictest confidence;

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information; and

(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. With respect to Confidential Information, this Section 5 shall survive for a period of twenty four (24) months following termination of this Agreement for any reason, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of Executive’s employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in Executive’s possession or control.

6. Non-Competition/ Non-Solicitation. The Executive agrees that during his employment by the Employer hereunder, and, in the event of his termination of employment hereunder for any reason and by either party, for a period of two (2) years thereafter (or for a period of three (3) years if the Employer notifies the Executive before or within thirty (30) days after termination that the Employer elects a three (3) year period),

(a)	the Executive shall not, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, stockholder, or otherwise, allow the Executive’s name to be used by, or establish, engage in, or become interested in any business, trade, or occupation competitive with the business being conducted by the Employer or the Bank, in the Employer’s Market Area, as defined below. The Employer and the Executive acknowledge that during the term of the Executive’s employment with the Employer the Executive has acquired and will acquire special knowledge and skill that can be used to compete with the Employer or the Bank. Furthermore, although not a term or condition of this Agreement, the Employer and the Executive acknowledge that the Executive’s services are being and will be used by the Employer and the Bank in executive, managerial, and supervisory capacities throughout the areas in which employer and the Bank conduct business. For purposes of this Agreement, the term “Market Area” shall mean the geographic area within the boundaries of the Metropolitan Statistical Area of Nashville, Tennessee (as used by the U.S. Census Bureau) and all other counties in which the Employer, the Bank or any subsidiary of the Employer or the Bank maintains a branch or office during the term of Executive’s employment with the Employer.

(b)

the Executive shall not (x) directly or indirectly solicit or attempt to solicit any customer of the Employer or the Bank to accept or purchase financial products or services of the same nature, kind or variety provided to the customer by the Employer or the Bank at any time during Executive’s employment with the Employer, (y) directly or indirectly influence or attempt to influence any customer, joint venture, or other business partner of the Employer or the Bank to alter that person or entity’s business relationship with the Employer or the Bank in any way, and (z) accept the financial products or services business of any customer or provide financial products or services to any customer on behalf of anyone other than the Employer or the Bank. In addition, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Employer or the Bank to terminate an employment or contractual relationship with the Employer or the Bank, and shall not hire any person employed by Employer or the Bank during the two-year period immediately before the Executive’s employment termination or any person employed by the Employer or the Bank during the term of this covenant.

(c)	For purposes of this Agreement the term “customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of the Employer or the Bank with, for, or to whom the Employer or the Bank has provided financial products or services during the final two years of the Executive’s employment with the Employer or the Bank, or any individual, joint venturer, entity of any sort, or business partner whom the Employer or the Bank has identified as a prospective customer of financial products or services within the final two years of the Executive’s employment with the Employer or the Bank. For purposes of this Agreement the term financial products or services shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer, the Bank, or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type in which the Executive was involved during the Executive’s employment with the Employer or the Bank. For purposes of this Agreement, the term “affiliate” means the Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Employer.

7. Remedies; Reformation. The Executive agrees that the covenants contained in Sections 5 and 6 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative. The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect the Employer from unfair competition. If the scope or enforceability of any of the restrictions in Section 6 are in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of the Employer.

8. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

9. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested, or by overnight courier. All notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Employer, at:

Avenue Financial Holdings, Inc.

111 Tenth Avenue, South

Nashville, TN 37203

(ii)	If to the Executive, at:

E. Andrew Moats

900 20th Avenue South

Unit 1114

Nashville, TN 37212

Any party hereto may change his, her or its address by advising the others, in writing, of such change of address.

10. Assignment; Binding Effect. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement. This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

11. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Code. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Code, and if any payments under this Agreement, will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Agreement to the contrary the Executive will not be entitled to the payments until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code section 409A.

13. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

14. Arbitration. Other than for matters arising under Sections 5 and 6, which shall be governed by Section 7, any controversy or claim arising out of or relating to this contract, or the breach thereof, which cannot be resolved by the parties, shall be submitted to mediation. If mediation is unsuccessful, in resolving the matter within 90 days after it is submitted for mediation, the matter shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in the Chancery or Circuit Court of Davidson County, Tennessee, or the federal court for the Middle District of Tennessee. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings. Executive must initial here: /s/ AM

15. Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

16. Consultation with Counsel and Interpretation of this Agreement. The Executive acknowledges and agrees that Executive has had the assistance of counsel of Executive’s choosing in the negotiation of this Agreement, or Executive has chosen not to have the assistance of Executive’s own counsel. Both parties hereto having participated in the negotiation and drafting of this Agreement, and they hereby agree that there shall not be interpretation against either party in connection with any review of this Agreement in which interpretation thereof is an issue.

17. Applicable Law. This Agreement has been executed in Davidson County, Tennessee, and shall be construed and enforced under and in accordance with the laws and regulations of the State of Tennessee and agencies thereof, and to the extent applicable, federal law and regulations, including, but not limited to, Section 1828(k) of the Federal Deposit Insurance Act and Part 359 of the FDIC Rules and Regulations.

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terns “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement and replaces any and all prior employment agreements between the parties. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby superseded and expressly terminated.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations of the Executive pursuant to Sections 5 and 6 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective Sections. The obligations of the Employer pursuant to Sections 3 and 4 shall survive the termination of this Agreement until such time as those obligations are paid.

22. Counterparts. This Agreement may be execute in two or more counterparts, all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

AVENUE FINANCIAL HOLDINGS, INC.

By:	/s/ G. Kent Cleaver

Title:	President

EXECUTIVE:

/s/ E. Andrew Moats
E. Andrew Moats

Form of Release Agreement

General Release

I,                     , in consideration of the performance by Avenue Financial Holdings, Inc, a Tennessee corporation (the “Company”), of its obligations under the Amended & Restated Employment Agreement, dated                     , between the Company and myself (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries, and their Affiliates and all present and former members, managers, directors, officers, agents, representatives, employees, successors and assigns of the Company and its Affiliates (collectively, the “Released Parties”) to the extent provided below. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

1.	I understand and agree that I will not receive any severance payments (a) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter, (b) if I breach this General Release or (c) if I breach any provision of the Agreement, including Sections 5 and 6. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its Affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and any Person acting through, in the right of, jointly or in concert with myself or whose rights derive from any relationship with myself, including, but not limited to, my spouse, my heirs, executors, attorneys, representatives, agents, administrators and assigns (the “Releasing Parties”)) fully and unconditionally release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the other Released Parties which I or any Releasing Party, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company and its Affiliates (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the

Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Tennessee Wage Regulation Act, the Tennessee Human Rights Act, or the Tennessee Handicap Act) [LIST TO BE UPDATED UPON TERMINATION TO REFLECT ALL LAWS THEN APPLICABLE REGARDING EMPLOYMENT AND TERMINATION OF EMPLOYMENT] or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any employment policies, practices or procedures of the Company or any of its Affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any Released Party, or in the event I should seek to recover against the Company or any Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further waive any right to recovery in a proceeding instituted on my behalf by an administrative agency or other entity regarding my employment with, or separation from, the Company. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

5.	I represent that I am not aware of any Claim by me other than the claims that are released by this Agreement. I agree to expressly waive any rights I may have under any state statue that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims, as well as under any other statute or common law principles of similar effect.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any other Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all Severance Payments payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties in respect of a Claim, I will pay all reasonable costs and expenses of defending against the suit incurred by the Released Parties in the event that they are the prevailing party, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I acknowledge and reaffirm my obligation to abide by the covenants set forth in the Agreement. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to the Business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

9.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Released Party of the Agreement after the date hereof.

10.	I hereby waive any reinstatement or future employment with the Company or any of its Affiliates and agree never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company or any of its Affiliates without the prior written approval of the Company.

11.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Upon a finding by a court of competent jurisdiction that any release or agreement in this General Release is illegal, void or unenforceable, I agree, at the Company’s option, to execute promptly a release and agreement that is legal and enforceable. My failure to comply with the obligations to promptly execute such release will constitute a material breach of this General Release.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED [UPDATE AS OF SIGNING];

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON , TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF                     ,

[name of Executive]